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                                                                      EXHIBIT 11

                     SUNRISE PRESCHOOLS, INC. AND SUBSIDIARY

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                   FOR THE YEARS ENDED JULY 31, 1996 AND 1995

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
                                                                  1996                1995
                                                                  ----                ----
PRIMARY:

Common Shares Outstanding,
  Beginning of Year                                             2,935,894          2,435,894

Effective of weighting shares:

  Employee stock options outstanding                                 --               18,072

  Exercise of Warrants                                             34,400            166,066
                                                              -----------        -----------
Weighted Average Number of Common Shares
  and Common Share Equivalents Outstanding                      2,970,294          2,620,632
                                                              ===========        ===========

Net Income (Loss) Available for Common Stock                  $(1,201,925)       $   756,852
                                                              ===========        ===========
Net Income (Loss) per Common Share and
  Common Share Equivalent                                     $      (.40)       $      0.29
                                                              ===========        ===========
FULLY DILUTED:

Common Shares Outstanding,
  Beginning of Year                                                                2,435,894

Effect of Weighting Shares:

  Employee Stock Options Outstanding                                                  85,907

  Exercise of Warrants                                                               186,274

  Assumed Conversion of Preferred Stock                                              500,000
                                                                                 -----------

Weighted Average Number of Common Shares and
  Common Share Equivalents Outstanding                                             3,208,075
                                                                                 ===========
Net Income Available for Common Stock                                            $   806,852
                                                                                 ===========
Net Income per Common Share and Common Share Equivalent                          $      0.25
                                                                                 ===========


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